FINAL EXECUTION VERSION Page 1 of 17 TRANSITION AGREEMENT THIS TRANSITION AGREEMENT (this “Agreement”), effective as of July 1, 2016 (the “Effective Date”), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (together with its present and future Subsidiaries and affiliates, the “Company”), and CHARLES H. LYDECKER, a resident of the State of Florida (“Executive”). The Company and Executive are each a “Party” and collectively, the “Parties.” BACKGROUND In connection with Executive’s voluntary resignation from the Company in July 2016 (“Resignation”), the Company and the Executive wish to memorialize their agreement concerning Executive’s remaining period of employment with the Company, and with respect to the period following Executive’s departure from the Company. In recognition of Executive’s career with the Company, and as consideration for Executive’s agreement to abide by certain post-resignation obligations as set forth in this Agreement following Executive’s departure from the Company, the Company desires to provide Executive the consideration described in this Agreement in return for the agreements of the Executive set forth herein. The date upon which Executive’s Resignation from the Company is effective shall be described herein as the “Resignation Date.” The Company, on behalf of itself, its shareholders and its employees, has a compelling interest in maintaining the confidentiality of Confidential Information and/or Trade Secrets (as such terms are defined in Section 5(a) of this Agreement), retaining its employees, and maintaining the customer relationships and business goodwill the Company develops and acquires. By virtue of Executive’s position, Executive has been afforded extensive and intimate knowledge of the Company’s strategic goals, including particularized plans and processes developed by the Company, whether through the Executive’s efforts or otherwise, which are not known to others in the industry and which give the Company and its Subsidiaries competitive advantage. In addition, Executive has had full access to information concerning the performance and results of various leaders, business units, divisions, profit centers and Subsidiaries of the Company and information related to the development and execution of strategic plans, including potential acquisitions, for the Company and/or its Subsidiaries. Executive’s role has been such that the Company’s Confidential Information and Trade Secrets have necessarily become inextricably entwined with Executive’s own knowledge and experience. NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows: TERMS 1. The Executive’s Resignation and Future Relationship. (a) The Executive’s employment with the Company and its Subsidiaries shall end as of the close of business on July 1, 2016, which shall also be deemed to be the Resignation Date. Pursuant to a Consulting Agreement in the form attached to this Agreement as Exhibit “A” (the “Consulting Agreement”), the Executive agrees that, after the Resignation Date, he will make himself available to the Company at reasonable times and locations to fulfill his duties under the Consulting Agreement. The level of services that the Executive provides after the Resignation Date shall in no event exceed 20 percent of the average level of services performed by the Executive for the Company during the 36-month period immediately preceding the Resignation Date and, except as set forth in the Consulting Agreement, shall not extend beyond twelve (12) months following the Resignation Date. Therefore, the services performed by the Executive after the Resignation Date shall not exceed the level of services permitted under Treasury Regulation §1.409A-1(h)(1)(ii) under which the Executive is presumed to have had a “separation from service” (as such term is defined for purposes of Section 409A of the Internal

/s/ CL____ Page 2 of 17 /s/ JPB___ CHL Brown & Brown, Inc. Revenue Code of 1986, as amended (the “Code”)) on the Resignation Date. The foregoing shall not under any circumstance preclude or interfere with Executive’s future employment or activities except as expressly provided for in this Agreement. (b) The Executive agrees that he will return to the Company on or before the Resignation Date all property in his possession, custody or control which he obtained from the Company or from any of their customers, vendors, current merger or acquisition candidates that Executive is aware of, employees, contractors or consultants; including but not limited to the originals and all copies of any documents, files, data or information (electronic or hard-copy), access cards, passwords and file-access methods/protocols, computers/laptops/PDAs (including all software and peripherals), cell phones and stored documents/files/information, with all documents, files and information being returned unaltered and unencrypted. (c) Executive and Company agree to keep strictly confidential the substance of this Agreement, including any and all related verbal and written information regarding the Agreement. The Parties agree that neither will discuss or divulge any such information to any person other than Executive’s or Company’s own attorneys or accountants, without the prior written consent of the other, unless ordered to do so by a court or governmental entity of competent jurisdiction. The Parties agree that, if they receive an inquiry from any media representative about the other or Company’s current or former officers, director or employees, his employment by the Company or the end of that employment, the parties will not respond but will immediately contact the other to inform the other of the media inquiry. Notwithstanding the foregoing, each of the Executive and the Company acknowledge that the disclosure of this Agreement is expected to be required by applicable law and that this Agreement is expected to be filed by the Company with the Securities and Exchange Commission in connection with its reporting obligations under the Exchange Act (as defined below). (d) If the Executive has vested Company stock options or stock appreciation rights that he wants to exercise, he must do so within thirty (30) days of the Resignation Date unless otherwise provided in the applicable award agreement(s) and plan document(s). Except as otherwise provided in Section 2(b) below, any Company stock options, stock appreciation rights, restricted stock awards or restricted stock unit awards that are not vested in Executive as of the Resignation Date will be forfeited in accordance with the terms of the Executive’s award agreements with the Company and the applicable Company plan. The Executive understands and agrees that (a) the federal “insider trading” securities laws continue to apply to the Executive notwithstanding his Resignation from employment with the Company, (b) the Company’s Insider Trading Policy prohibits the Executive from trading in the Company securities while in possession of material nonpublic information concerning the Company and (c) the prohibition against such trading continues to apply to the Executive after leaving the Company. Therefore, the Executive agrees to abide by the Company trading windows even after leaving the Company until such time as the insider information the Executive possessed, if any, becomes public. (e) Executive agrees to resign any positions as an officer and director of the Company, including any direct or indirect Company Subsidiary, effective as of the Resignation Date. Executive also agrees to sign and deliver to the Company on the Resignation Date a formal letter of resignation in the form attached to this Agreement as Exhibit “B.” 2. The Company's Obligations to the Executive. (a) The Company will pay or provide to the Executive the following, all subject to the Executive’s continuing satisfactory performance of his duties through the Resignation Date and the Executive’s signing and delivering the Agreement and Consulting Agreement to the Company:

/s/ CL____ Page 3 of 17 /s/ JPB___ CHL Brown & Brown, Inc. (i) The Executive’s base salary as earned through the Resignation Date, to be paid upon the Company’s next regularly occurring payroll date following the Resignation Date; (ii) The Executive's cash balance (if any) in the Company's Employee Stock Purchase Plan as of the Resignation Date, according to such plan's terms and conditions; (iii) promptly after the Resignation Date, the papers necessary for the Executive to elect continuation of any group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the terms and conditions of the Company's medical plan; if the Executive elects continued coverage pursuant to COBRA, the Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to federal COBRA law, including, without limitation, the election of such coverage and the timely payment of premiums; (iv) the opportunity to elect the timing of distribution of any existing account balance in the Company's Employee Savings Plan, according to the terms and conditions of the Employee Savings Plan; the Company will not make any further contribution to the Executive’s account under the Employee Savings Plan after the Resignation Date and he remains responsible for repayment of any loans from his Employee Savings Plan account; and (v) distribution of the Executive’s existing account balance (if any) in the Company’s Deferred Compensation Plan, according to the terms and conditions of the Deferred Compensation Plan. (b) In addition to the cash compensation paid in accordance with Section 2(a) above, the Company will waive, subject to approval by the Compensation Committee of the Company’s Board of Directors, effective on the Resignation Date, the remaining time-based employment conditions for vesting the following 111,000 shares of restricted common stock of the Company that were granted to the Executive under the Brown & Brown, Inc. Performance Stock Plan (the “PSP”) and the 2010 Brown & Brown, Inc. Stock Incentive Plan (the “SIP”), as applicable (collectively, the “Restricted Stock”): (i) The following “awarded” but unvested restricted stock awards: (A) 13,712 shares granted on April 1, 2003 under the PSP; (B) 8,000 shares granted on February 27, 2008 under the PSP; (C) 9,316 shares granted on April 27, 2010 under the PSP; and (D) 33,418 shares granted on January 18, 2011 under the SIP. (ii) The following Performance-Triggered Stock Grants (PTSGs): (A) 31,017 shares granted on July 1, 2013 under the SIP; (B) 9,214 shares granted on January 22, 2014 under the SIP; and (C) 6,323 shares granted on January 21, 2015 under the SIP. For purposes of this Agreement, the shares of Restricted Stock, if any, with respect to which the remaining time-based employment conditions for vesting of the Restricted Stock are waived will be referred to as the "Accelerated Restricted Stock." Failure of the Compensation Committee of the Board of Directors to approve the waiver of the remaining time-based employment conditions for vesting of the 111,000 shares in Executive, as contemplated in this subparagraph 2(b), shall render this Agreement and the Consulting

/s/ CL____ Page 4 of 17 /s/ JPB___ CHL Brown & Brown, Inc. Agreement null and void. The Executive will not be permitted to sell or transfer more than 50% (i.e., 55,500 shares) of the Accelerated Restricted Stock prior to September 30, 2016, subject to the current blackout period which expires July 21, 2016. (c) Company acknowledges and agrees that Executive’s rights to the Accelerated Restricted Stock and the $750,000 initial payment made to Executive under the Consulting Agreement shall not be subject to forfeiture, for any reason. (d) The Executive acknowledges the following related to compensation paid or granted by the Company pursuant to this Agreement: (i) The Executive understands and agrees that the monies and benefits described in this Section 2 and the attached Consulting Agreement are the sole financial obligations of the Company to the Executive under this Agreement. (ii) The Executive agrees that the payment of any monies or benefits under this Agreement and the Consulting Agreement are subject to deductions and withholdings as required by law and, further, that he is solely responsible for and will pay all taxes, contributions or other payments to any taxing authority which arise from his receipt of the monies or benefits paid to him under this Agreement. 3. Mutual Release of the Company and Personnel. (a) In exchange for the monies and benefits given by each Party to the other under this Agreement to which the other was not otherwise entitled, the parties agree, on their own behalf and on behalf of any other person entitled to make a claim on their behalf or through them, that each hereby freely, finally, fully and forever releases and discharges the other from any and all claims and causes of action of any kind or nature that the other once had or now has against the other, including without limitations any and all claims arising out or related in any way, directly or indirectly, to the Executive’s employment or end of employment with the Company, whether such claims are now known or unknown to the parties (“Released Claims”). Released Claims do not include (i) any claims arising from events occurring after the Executive signs this Agreement, (ii) any claims which by law may not be released by the Executive; (iii) any claims of the Executive for vested benefits under the Company's employee benefit plans and (iv) any rights granted to Executive under this Agreement or the Consulting Agreement executed contemporaneously herewith. The parties agree that it is his intent that the releases of claims being given by him in this Agreement are intended to operate as a general release to the maximum extent permitted by law. (b) The Executive agrees that he does not now have pending any claims or lawsuits against the Company, that he has not suffered an on-the-job injury for which he has not already filed a claim. Further, the Executive waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or Resignation from employment with the Company. (c) The Executive will not affirmatively seek to cause any civil/criminal investigations or regulatory actions to be taken against the Company. In the event Executive receives a subpoena related to the Company, Executive shall promptly notify Company and provide reasonable cooperation to Company. The Executive represents and warrants, to the best of his knowledge and belief, that he has served in his capacity as an officer of the Company and an officer and/or director of one or more Subsidiaries and fulfilled all obligations thereof without knowingly violating any governing law. In the event Executive receives a subpoena related to the Company, Executive shall promptly notify Company and provide reasonable cooperation to Company. Nothing in this Agreement prohibits Executive from communicating directly with the U.S. Securities and Exchange Commission, or any member of its staff,

/s/ CL____ Page 5 of 17 /s/ JPB___ CHL Brown & Brown, Inc. about any possible violation of federal securities law or making any disclosure protected under the whistleblower provisions of federal law or regulation. 4. Informed, Voluntary Signature. (a) The Executive agrees he has had a full and fair opportunity to review this “Transition Agreement” and signs it knowingly, voluntarily and without duress or coercion. Further, in executing this Agreement, the Executive agrees that he has not relied on any representation or statement not set forth in this Agreement and its attachments. (b) To the extent necessary to comply with Code Section 409A, if the date on which the Company provides this “Transition Agreement” to the Executive and the Retirement Date are in two separate taxable years, any payment of amounts under Section 2 or the Consulting Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be payable on the later of (i) the date such payment is otherwise payable under the Agreement, or (ii) the first business day of such second taxable year. (c) Notwithstanding anything else contained in this Agreement to the contrary, Executive understands that he is not releasing any rights to indemnity from the Company for any claims against him arising out of his capacity or service rendered to the Company (or any of its Subsidiaries) that are within the scope of: (a) § 607.0850, Florida Statutes; (b) any similar statute in another relevant jurisdiction or (c) the Bylaws or the Articles of Incorporation of the Company or any of its Subsidiaries of (d) applicable decisional law. It is understood that any such indemnification (which, if appropriate will include advancement of expenses) is governed by Florida law. 5. Post-Resignation Restrictive Covenants and Related Matters. (a) Defined Terms. (i) “Client Account” means any person or entity for which Company has been compensated for services provided to that person or entity during the Executive’s employment with Company or the Restricted Period. Client Account does not include insurance carriers, wholesale brokers, brokers, syndicates or other entities which pay Company, or share with Company, fees or commissions related to the Insurance Business. (ii) “Confidential Information” means any of the following: (1) financial Information of any kind relating to the Company’s Insurance Business including, but not limited to the financial relationships of the Company with carriers, brokers and intermediaries [Financial Information includes, but is not limited to, commission structures, incentive arrangements and discounts]; (2) material Information from or about an issuer of securities including, specifically, Brown & Brown, Inc. that could reasonably be expected to influence Executive or any other Person to purchase or sell securities of such issuer; (3) sales training and producer training materials and programs produced or developed by Brown & Brown University or otherwise customized and maintained as formal training programs for producers and sales personnel of Company; (4) strategic planning, marketing and sales Information, whether general or client-specific; (5) Information regarding the Company’s contractual, relationships and communications with other entities in the Insurance Business; (6) all Information relating to Client Accounts; (7) personnel Information including compensation structures and plans; (8) Information containing Trade Secrets; (9) Information concerning communications with, and advice of, corporate or retained attorneys; and (10) any nonpublic information obtained from Brown & Brown regarding current or past mergers, if the information is subject to a nondisclosure or confidentiality agreement. Confidential Information does not include any information that is publicly available or independently provided to Executive (except for such public disclosures made in violation of this Agreement) or any information generally known within the insurance

/s/ CL____ Page 6 of 17 /s/ JPB___ CHL Brown & Brown, Inc. industry. However, Confidential Information includes the compilation of otherwise public information by the Company for a specific business purpose, where such compilation has independent economic value. (iii) “Information” means any and all non-public information, and data of the Company that relates to the Insurance Business, regardless whether kept in a document or electronic storage medium, and includes, but is not limited to, all compilations, programs, devices, strategies, and methods. Information that is provided to Company by third parties is not deemed public even though the third party may provide limited access to the Information to others in the course of the third party’s business or financial dealings. Information is public only if it is widely and easily available to anyone, whether within or outside of the Insurance Business, and is not a unique compilation of public information prepared by Company for use in the Insurance Business. (iv) “Insurance Business” means the business of selling and servicing insurance, risk transfer alternatives, and related services including, but not limited to, quoting, proposing, soliciting, selling, placing, providing, servicing and/or renewing insurance, reinsurance, and surety products, as well as loss control, claims administration, risk management, program administration, Medicare secondary payer compliance, Social Security disability and Medicare benefits advocacy services. Relationships of the Company with insurance carriers, intermediaries, vendors, parties to whom Company provides risk management, administrative, or any other service offered by Company, form a part of the Company’s Insurance Business; provided, however, that the term “Insurance Business” is not intended to include the risk-bearing activities of insurance carriers. (v) “Subsidiary” or “Subsidiaries” means any business organization formed, owned and controlled by Company for purposes of engaging in the Insurance Business as of the Effective Date of this Agreement. (vi) “Trade Secret” means the same as defined by the Florida Uniform Trade Secrets Act, as enacted in Florida and construed by Florida decisional law, as amended from time to time, and has been patented, trademarked or copyrighted at the time of the execution of this Agreement by the USPTO or other governmental agency with jurisdiction to enforce and/or protect Trade Secrets. (b) Confidential Information and Trade Secrets Covenant. The Company is engaged in the highly competitive Insurance Business, and has expended and will expend significant sums of money and has invested and will invest a substantial amount of time to develop and use, and maintain the secrecy of, the Confidential Information and/or Trade Secrets. The Company has thus obtained, and will obtain, a valuable economic asset which has enabled, and will enable, it to develop an extensive reputation and to establish long-term business relationships with its Client Accounts and other entities in the Insurance Business. Executive has had access to portions of the Confidential Information and Trade Secrets owned by the Company. If such Confidential Information and/or Trade Secrets were disclosed to or used for the benefit of anyone other than the Company, the Company would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that: (i) The Confidential Information and Trade Secrets are, and at all times hereafter shall remain, the sole and exclusive property of the Company; (ii) Executive shall not, at any time, make an unauthorized disclosure of Confidential Information or Trade Secrets, and shall use reasonable diligence to guard and protect the Confidential Information and Trade Secrets from any unauthorized disclosure; (iii) Upon execution of this Agreement, unless the Company gives Executive prior express permission, Executive shall not, at any time, use for Executive’s own exclusive benefit, or use for or disclose to any competitor, Client Account, insurance or reinsurance carrier, managing general

/s/ CL____ Page 7 of 17 /s/ JPB___ CHL Brown & Brown, Inc. agent, and/or vendor of the Company or any other person or entity, the Confidential Information and/or Trade Secrets as set forth herein including using or disclosing any Confidential Information and/or Trade Secrets to solicit or divert any Insurance Business in respect of any Client Account of the Company for the benefit or account of any person or entity other than the Company; (iv) Following the Resignation Date, Executive shall deliver to the Company, all Information and property obtained or possessed by Executive while employed by Company in the Insurance Business, whether or not such property constitutes Confidential Information or Trade Secrets, including Client Account information and marketing literature, and any electronic data stored on a computer. Executive shall not destroy or delete any material, including but not limited to any electronic data stored on a computer, before returning such material or property to the Company or its Subsidiaries; and (v) Following the Resignation Date, Executive shall not reverse engineer or derive independently any Trade Secret or Confidential Information of the Company or its Subsidiaries, nor shall Executive use in any way Executive’s knowledge of any facts pertaining to the Company’s Client Accounts, expiration dates, or the terms and conditions of the Company’s or its Subsidiaries’ business dealings with its Client Accounts. (vi) Executive understands that it is the Company’s intention to maintain the confidentiality of their Confidential Information and Trade Secrets. Executive acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information. To the contrary, Executive understands and agrees that all such information shall be deemed Confidential Information and/or Trade Secrets and Executive shall treat all such information as such. (vii) Executive understands that the Company and its Subsidiaries have and will receive from time to time confidential or proprietary information from third parties (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment and after the Resignation Date, and without in any way limiting the provisions of this Section 5(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the personnel, consultants and professional advisors of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with Executive’s work for the Company or its Subsidiaries, any Third Party Information unless expressly authorized in writing by the Board of Directors, the President, and/or the Chief Executive Officer of the Company. (c) Non-Solicitation Covenant. For a period of two (2) years following the Resignation Date (the “Restricted Period”), Executive shall not solicit, in any capacity whatsoever, other than on behalf of the Company pursuant to the Consulting Agreement, any Insurance Business from or in respect of any Client Account of the Company that the Executive had direct involvement in or Confidential Information regarding the solicitation of such Client Account in the twenty-four (24) month period prior to the date of termination of the Executive’s employment with the Company. Executive acknowledges that unilaterally informing Client Accounts that Executive is leaving the Company shall be deemed prohibited solicitation under this Agreement. The Parties agree to issue a joint statement regarding Executive’s separation from the Company. Should the Parties fail to agree on the text of a proposed statement, each Party will designate a neutral representative to draft the terms to attempt to resolve the same. (d) Non-Interference Covenant. During the Restricted Period, Executive agrees not to intentionally interfere with the business relationship between the Company and any Client Account that

/s/ CL____ Page 8 of 17 /s/ JPB___ CHL Brown & Brown, Inc. Executive had direct involvement in or Confidential Information regarding the solicitation of said Client Account in the twenty-four (24) month period prior to the date of termination of the Executive’s employment with the Company or any entity with which the Company has maintained a business relationship in furtherance of its operations in the Insurance Business. (e) No Raiding Covenant. During the Restricted Period, Executive will not solicit for employment any employee or independent contractor of the Company, and further agrees that the Executive will not seek to induce any such person to terminate employment or engagement with the Company for any reason, including to work for Executive or any competitor of Company. This clause is not intended to prohibit any other employee of Company from soliciting or accepting employment with an entity with which Executive is also employed, so long as Executive does not induce termination of employment with the Company, nor participate in the solicitation of the other employee of Company for employment by Executive’s subsequent employer. (f) Non-Compete Covenant. For a period of twelve (12) months following the Resignation Date, in order to protect Confidential Information and the Company’s customer relationships and business goodwill, Executive shall not engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any of the entities identified in Schedule 1 hereto. (g) Preliminary Activities. The Executive agrees that until the last three months of any time period during which he is precluded from taking any act pursuant to this Section 5, he shall also not, in any capacity whatsoever, engage in planning, preparation, communications with third parties in furtherance of potentially later engaging in activities that he is otherwise then precluded from taking pursuant to this Section 5. (h) Other Business Activities. Executive is permitted to seek or explore other employment, partnerships, ownership, management, or other business opportunities with other persons, companies or entities, so long as it is not expressly excluded by this Agreement. (i) Related Matters. (i) Executive acknowledges and agrees that: (A) the Company has recognized Executive’s merit and has promoted, elevated and enhanced Executive to the executive leadership of the Company; (B) the Company has permitted and encouraged Executive’s interaction and the development of relationships with persons and entities in the Insurance Business and third party stock analysts, Company shareholders and Company directors; (C) the Company has long-term relationships with its Client Accounts and other third parties and that those relationships were in many instances developed at considerable expense and difficulty to the Company over several years of close and continuing involvement and that the Company is acquiring at considerable expense the benefits and goodwill associated with such relationships; (D) Executive has carefully considered, and agrees that the provisions of this Section 5 are fair, reasonable, and not unduly restrictive on Executive, and do not preclude Executive from earning a livelihood or unreasonably impose limitations on Executive’s ability to earn a living; (E) the potential harm to the Company and its Subsidiaries of the non-enforcement of any provision of this Section 5 outweighs any potential harm to Executive of its enforcement by injunction or otherwise; and (F) Executive has had an opportunity to obtain legal advice before agreeing to these terms. (ii) Executive agrees that if the Company discovers a good faith and reasonable objective evidence that a violation of this Section 5 has occurred or is imminent, the Company shall have the right to communicate the terms of this Section 5 to any prospective or current employer of Executive. In the event that either party has a good faith belief that the other party hereto has violated the

/s/ CL____ Page 9 of 17 /s/ JPB___ CHL Brown & Brown, Inc. terms of this agreement, each hereby agrees that to provide advance written notice to the other party’s designee, as set forth herein, specifically stating the grounds therefor. (iii) In the event of a breach or threatened breach of the provisions of this Section 5, the Company shall be entitled to seek injunctive relief as well as any other applicable remedies at law or in equity. Executive understands and agrees that without such protection, the Company’s business would be irreparably harmed. (iv) It is the intention of the Parties that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. To that end, the Parties agree that if a court should declare any of the covenants in this Section 5 unenforceable, the court shall be authorized to modify or “blue pencil” the covenants to the extent necessary to cure any legal impediment to enforcement. (v) This Agreement does not relieve the Executive of other legal responsibilities and liabilities that Executive has to the Company under applicable state and federal statutes and common law. Instead, Executive acknowledges that this Agreement only creates additional rights and responsibilities for protecting the Company’s interests. 6. Mutual Non-Disparagement Covenant. The Parties agree that they will not, directly or indirectly, disparage the other including, the Company’s current or former officers, directors or employees orally, in writing or in any other manner (such as through the use of emails, blogs, photographs, social media (Facebook, Twitter, etc.), etc.) or any other electronic or web-based media). Further, the Parties agree that they will not make disparaging statements or comments in any form, manner or medium about the other including Company’s current or former officers, directors or employees or about his employment by or end of employment with the Company. Disparaging statements or comments shall be those that meet the common law meaning of defamation per se under Florida law. The Parties acknowledge that it would be impossible to monitor or enforce this covenant as to Company’s entire employee base of over 7,800 employees. In order to preserve the spirit and intent of the covenant, the Parties agree that this covenant shall apply solely to the present and future composition of the Company’s Leadership Council. In the event that either Party has a good faith belief that the other Party has violated the terms of this covenant, each hereby agrees to provide advance written notice to the other Party’s designee, as set forth under Section 8, specifically stating the grounds therefor. Each Party agrees to an in-person meeting, with or without a mediator, to give the other Party a reasonable opportunity to cure said claimed breach, as a condition precedent to any action or right(s) against the other Party. If said alleged breach cannot be cured, then both Parties shall consider said pre-suit meeting as a settlement conference and protected by Section 90.48, Fla. Stat., and by the Florida Mediation Privilege set forth in Chapter 44, Fla. Stat. This Section 6 shall not be interpreted either Party from giving truthful testimony under legal process or compulsion, subject to notification provisions of this Agreement. 7. Waivers, Modifications and Amendments. No waiver or modification or amendment of this Agreement or of any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the Party to be charged therewith. 8. Notices. Notices shall be addressed by certified mail and emailed as indicated below, or to such other addressee or to such other address as may be designated by either Party: If to the Company: Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attention: Robert W. Lloyd, General Counsel Facsimile No.: (386) 239-7293

/s/ CL____ Page 10 of 17 /s/ JPB___ CHL Brown & Brown, Inc. E-mail: rlloyd@bbins.com If to the Executive: Charles H. Lydecker 607 N. Beach St. Ormond Beach, FL 32174 E-mail: chldaytona@gmail.com With copy to: Richard Lydecker, Senior Partner Lydecker Diaz 1221 Brickell Avenue, 19th Floor Miami, FL 33131 E-mail: RL@Lydeckerdiaz.com 9. Assignment and Enforcement. Executive agrees that Company may freely assign this Agreement or any of its rights or privileges hereunder in connection with any sale or transfer of some or all of Company’s assets or Subsidiary corporations, Company’s sale of a controlling interest in the Company’s stock, or the merger or other business combination by Company with or into any business entity. Executive further agrees to be bound by the provisions of this Agreement for benefit of the Company to whose employ Executive may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. No assignment, consent by Executive, or notice to Executive shall be required to render this Agreement enforceable by any assignee, transferee, or successor. The Company’s assignees, transferees, or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including the restrictive covenants set forth in Section 5. Executive’s services hereunder are personal in nature, and Executive may not assign or delegate Executive’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns. Other than as contemplated in this Section 9, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder. 10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to conflicts of laws principles. 11. Jurisdiction and Venue. This Agreement is entered into between Executive and Company in Volusia County, Florida, and becomes binding on the parties in Volusia County, Florida. Should Executive execute this Agreement at any location other than Volusia County, Florida, Executive hereby acknowledges that such was for the sole convenience of the Executive, and Executive hereby waives any claim that the situs of this Agreement is any place other than Volusia County, Florida. Any litigation or other proceeding (“Proceeding”) arising out of, under or relating to this Agreement shall be brought, prosecuted and maintained in either (a) the courts of the State of Florida, County of Volusia, or (b) if it has or can acquire jurisdiction, the United States District Court for the Middle District of Florida, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any such Proceeding in any other court. The Parties agree that either or both of them may file a copy of this Section 111 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each Party agrees that the chosen exclusive forums are reasonable and shall not be so inconvenient that such Party will, for all practical purposes, be deprived of such Party’s day in court. Process in any Proceeding referred to in the first sentence of this Section 11 may be served on any Party anywhere in the world.

/s/ CL____ Page 11 of 17 /s/ JPB___ CHL Brown & Brown, Inc. 12. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATED TO OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, AND/OR THE SEPARATION OF EXECUTIVE FROM EMPLOYMENT WITH THE COMPANY. THE PARTIES UNDERSTAND AND AGREE THAT, BY SIGNING THIS AGREEMENT, ANY LAWSUIT RELATING TO EXECUTIVE’S EMPLOYMENT, OR ANY SEPARATION, WILL BE HEARD BY A JUDGE, RATHER THAN A JURY. 13. Miscellaneous. (a) Term. The term of this Agreement shall be for a period of twenty-four (24) months, unless otherwise provided herein. (b) Waiver. The waiver by Executive, on the one hand, or the Company, on the other hand, of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other Party. (c) Entire Agreement. This Agreement, including all of the Exhibits hereto which are hereby incorporated herein, and the Consulting Agreement between the parties executed contemporaneously herewith, constitutes the entire agreement, and supersedes all prior employment agreements or other agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof. Any prior agreement between the Parties or their respective Subsidiaries with respect to the subject matter hereof (other than the Consulting Agreement) shall be of no further force and effect, and to the extent of any such prior agreements, this Agreement shall be deemed a novation, good and sufficient consideration for which is acknowledged by both Parties. (d) No Strict Construction; Descriptive Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference to the “discretion” of a Party shall mean the sole judgment or discretion of such Party. (e) Executive’s Cooperation. Following the Resignation Date, Executive shall reasonably cooperate with the Company and its Subsidiaries with respect to any matters requiring a vote of shareholders and with respect to any disputes with third parties, internal investigation, or administrative, regulatory, or judicial proceeding, and with other matters as reasonably requested by the Company or its Subsidiaries (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). If Executive is subpoenaed or is required to testify or provide a deposition or discovery about the Company or its current or former officers, directors or employees, his employment by the Company or the end of that employment, he agrees to contact the Company's General Counsel about the subpoena/demand as promptly as is reasonably possible. Further, Executive agrees to meet and cooperate with the Company's attorneys in preparation for such testimony (and, of course, he will at all times testify truthfully). If the Company requires Executive’s cooperation in accordance with this Section 13(e) after the Resignation Date, Company shall reimburse reasonable expenses incurred by Executive in providing such services as agreed

/s/ CL____ Page 12 of 17 /s/ JPB___ CHL Brown & Brown, Inc. in advance, which shall not exceed the actual cost or loss of income sustained by Executive plus any reasonable travel and lodging costs actually incurred, upon submission of receipts. (f) Business Days. If any time period for giving notice or taking action hereunder expires on a Saturday, Sunday, or holiday observed in the State of Florida, the time period shall be automatically extended to the next business day. (g) Tax Withholding; Indemnification and Reimbursement of Payments on Behalf of Executive. Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive (including withholding shares of other equity securities in the case of issuances of equity by the Company or any of its Subsidiaries) any federal, state, local, or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Company or any of its Subsidiaries, including wages, bonuses, distributions, the receipt or exercise of equity options, and/or the receipt or vesting of restricted equity. If any such deductions or withholdings are not made, Executive shall indemnify, defend, and hold harmless Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties, and related expenses thereto. For avoidance of doubt, for purposes of this Section 13(g), “Taxes” shall exclude Company’s or any of its Subsidiaries’ portion of any payroll taxes. (h) If one or more Section(s) of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect. (i) Unless required by law, regulation, applicable stock exchange listing requirements or by a court of competent jurisdiction, it is agreed that this document shall remain confidential until such time as it is filed, and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties hereto, and it is further agreed that any portions of the document not required to be publicly disclosed shall remain confidential. (j) Code Section 409A. This Agreement and the monies and benefits provided hereunder are intended to qualify for an exemption from Code Section 409A, where applicable, provided, however, that if this Agreement and the monies and benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, or local law. Neither the Company nor its directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of monies or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A. With respect to the payments provided by Section 2(a)(v) of this Agreement, the Executive’s employment shall be treated as terminated if the termination meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l). Notwithstanding anything to the contrary contained in this Agreement, if (a) the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (b) any payment provided by this Agreement does not qualify for exemption from Code Section 409A under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4) or otherwise, then, to the extent required for compliance with Code Section 409A, any payments that are not exempt from Code Section 409A shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (i) the first day of the seventh month following the Executive’s termination of

/s/ CL____ Page 13 of 17 /s/ JPB___ CHL Brown & Brown, Inc. employment, or (ii) the Executive’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of termination of Executive’s employment, and the Company will pay the payments, if any, on and after the first day of the seventh month following the date of termination of Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement. (k) Counterparts. This Agreement may be executed in counterparts, all of which together shall comprise one and the same instrument.

/s/ CL____ Page 14 of 17 /s/ JPB___ CHL Brown & Brown, Inc. IN WITNESS WHEREOF, the Parties have executed this Transition Agreement effective as of the date first written above. EXECUTIVE: CHARLES H. LYDECKER /s/ Charles H. Lydecker ___ Charles H. Lydecker Date Signed: July 1, 2016 COMPANY: BROWN & BROWN, INC. By: /s/ J. Powell Brown Name: J. Powell Brown Title: President and Chief Executive Officer Date Signed: July 1, 2016

/s/ CL____ Schedule 1 /s/ JPB___ CHL Brown & Brown, Inc. Schedule 1 Non-Compete Companies Arthur J. Gallagher & Co AssuredPartners Gallagher HUB International Marsh BB&T Insurance Services Wells Fargo Insurance Services And any person or entity owning, or entity owned by or under common ownership with, such entities.

/s/ CL___ Ex. B-1 /s/ JPB___ CHL Brown & Brown, Inc. EXHIBIT “B” (letter addressed to the Corporate Secretary) I, Charles H. Lydecker, hereby resign as Regional President of the Retail Division and Senior Vice President of Brown & Brown, Inc., a Florida corporation ("Company"), effective as of the close of business on July 1, 2016. I also hereby resign any and all officer and director positions that I may have with the Company and any direct or indirect Subsidiary of the Company as of that same date. In addition, I agree to sign in the future any reasonable documents that are necessary or desired to effect such resignations from the Company and its direct or indirect Subsidiaries. Respectfully, /s/ Charles H. Lydecker______ Charles H. Lydecker Date Signed:July 1, 2016